Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ENSCO International Incorporated:
We consent to the use of our audit reports dated February 26, 2009, except for the updated disclosures pertaining to the retrospective application of Financial Accounting Standards Board Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Subsidiaries, and reclassification of ENSCO 69 operating results from continuing to discontinued operations for all periods presented, as described in note 1m), note 1o) and note 11a), as to which the date is October 13, 2009, with respect to the consolidated balance sheets of ENSCO International Incorporated as of December 31, 2008 and 2007, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the proxy statement / prospectus.
The audit report covering the December 31, 2008 consolidated financial statements refers to the adoption, effective January 1, 2008, of the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as it relates to financial assets and liabilities and the adoption, effective January 1, 2007, of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
/s/ KPMG LLP
Dallas, TX
November 6, 2009